EXHIBIT 99.1

SMTC Reports Fourth Quarter and Fiscal Year 2014 Results

  Reports fourth quarter results of $57.0 million in revenue, $2.2 million in adjusted EBITDA, a net loss of $(2.4) million and $(0.15) in EPS, compared to fourth quarter 2013 revenues of $67.4 million, $(2.1) million in adjusted EBITDA, a net loss of $(7.8) million and $(0.47) in EPS.
  Reports gross profit for the fourth quarter of $3.9 million or 6.8%. Excluding the effects of the unrealized portion of foreign exchange losses on derivative financial instruments, gross profit was $5.8 million or 10.2%, compared to $1.4 million or 2.1% in the fourth quarter of fiscal 2013.
  Reports fiscal year 2014 results of $228.6 million in revenue, $6.8 million in adjusted EBITDA, a net loss of $(3.9) million and $(0.24) in EPS, compared to revenue of $270.7 million, $0.8 million in adjusted EBITDA, a net loss of $(12.5) million and $(0.76) in EPS in fiscal 2013.
  Reports fiscal year gross profit of $19.0 million or 8.3%, compared to $15.2 million or 5.6% in the prior year. Excluding the effects of the unrealized portion of foreign exchange losses on derivative financial instruments, gross profit was $20.8 million or 9.1%, compared to $16.3 million or 6.0% in the prior year.
  Full year cash flow from operations was $4.9 million, up from $3.4 million in the prior year.
  Debt, net of cash, decreased from $18.9 million at fiscal yearend 2013 to $17.8 million at fiscal yearend 2014.

TORONTO, March 30, 2015 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced fourth quarter 2014 and fiscal year 2014 results.

Revenue for the fourth quarter was $57.0 million. Gross profit was $3.9 million or 6.8% and adjusted EBITDA was $2.2 million. Excluding the effects of the unrealized portion of foreign exchange losses on derivative financial instruments, gross profit was $5.8 million or 10.2%.

Revenue for the year was $228.6 million, a 15.6% decrease from 2013. The majority of the decrease in revenue was due to reduced volumes with two customers.  The gross profit percentage for 2014 was 8.3%, compared to 5.6% in the prior year, as a result of cost cutting and improvements in manufacturing efficiencies. Excluding unrealized foreign exchange losses on derivative financial instruments, gross profit was 9.1% compared to 6.0% in prior year. Adjusted EBITDA for the year was $6.8 million as compared to $0.8 million in 2013.

During the fourth quarter, our continued focus on working capital helped us to generate $3.7 million in cash flow from operations. In fiscal 2014 we generated $4.9 million in cash flow from operations and average debt decreased by approximately $7.0 million compared to prior year.

In the fourth quarter of 2014, management identified certain errors related to prior year's amounts which were not material to the Company's previously issued financial statements, and has revised the Company's 2013 financial results.  The revisions to 2013 financial results were not related to sales or operations, but rather to the accounting treatment of certain derivative liabilities, depreciation, long term compensation related liabilities and the related tax effect. The net impact of these adjustments on net (loss) income was $0.6 million for 2013. These revisions will be more fully described in the Company's Annual Report on Form 10-K for fiscal 2014.

Chief Executive Officer Sushil Dhiman stated, "I am encouraged by the results of the many improvements that have been implemented, particularly in our Mexican operations. These efforts allowed us to strengthen our relationship with PNC and to secure a three year extension to our revolving credit facility with them. Our new customer acquisitions remain healthy and revenues from these new customers have helped offset some of the revenue loss from two long standing customers. Among the metrics we are proud of are inventory turns improving to 6.6 turns in 2014 compared to 5.7 turns in the prior year and site contribution increasing 59% year over year. With an expectation for continued improvements in our financial strength and operational execution, we are poised to accelerate new customer growth in 2015."

Chief Financial Officer Jim Currie stated, "I am pleased with the improvement in our gross profit resulting from 2014 cost reduction initiatives and with the generation of cash flows from operations during 2014. These improvements have enabled us to reduce our net debt levels by more than $1 million in fiscal 2014."

Non-GAAP information

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, unrealized foreign exchange gains/losses on derivative financial instruments, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of adjusted EBITDA as supplemental information regarding the operational performance of SMTC's core business. A reconciliation of adjusted EBITDA to net earnings (loss) is included in the attachment. Management uses this non-GAAP financial measure internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes this non-GAAP financial measure is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA and adjusted gross profit along with other financial performance measures, including revenue, gross profit and net income, as reflected in SMTC's consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,300 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
	Three months ended		Twelve months ended
		Note 1		Note 1
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Revenue	$ 57,042	$ 67,448	$ 228,577	$ 270,684
Cost of sales	53,161	65,841	209,623	255,503
Gross profit	3,881	1,607	18,954	15,181
Selling, general and administrative expenses	4,674	4,588	17,900	19,190
Gain on sale of property, plant and equipment	28	--	51	(101)
Contingent consideration	--	24	--	274
Restructuring charges	--	546	1,366	1,989
Operating loss	(821)	(3,551)	(363)	(6,171)
Interest expense	356	463	1,693	1,724
Loss before income taxes	(1,177)	(4,014)	(2,056)	(7,895)
Income tax expense
Current	281	76	887	887
Deferred	935	3,697	935	3,681
	1,216	3,773	1,822	4,568
Net loss, and comprehensive loss	$ (2,393)	$ (7,787)	$ (3,878)	$ (12,463)

Basic loss per share	$ (0.15)	$ (0.47)	$ (0.24)	$ (0.76)
Diluted loss per share	$ (0.15)	$ (0.47)	$ (0.24)	$ (0.76)

Weighted average number of shares outstanding
Basic	16,417,275	16,396,764	16,417,275	16,361,865
Diluted	16,417,275	16,396,764	16,417,275	16,361,865

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Annual Report on Form 10-K.

Consolidated Balance Sheets
(Unaudited)
		Note 1
(Expressed in thousands of U.S. dollars)	December 28, 2014	December 29, 2013
Assets

Current assets:
Cash	$ 5,447	$ 3,295
Accounts receivable - net	31,024	30,821
Inventories	31,590	36,776
Prepaid expenses and other assets	2,135	1,632
Income taxes receivable	359	472
Current portion of deferred income taxes	428	695
	70,983	73,691
Property, plant and equipment	17,590	18,044
Deferred financing costs	90	275
Deferred income taxes	--	818
	$ 88,663	$ 92,828
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 29,425	$ 33,231
Accrued liabilities	7,080	6,314
Derivative liabilities	2,703	881
Income taxes payable	449	775
Revolving credit facility	21,370	20,222
Current portion of capital lease obligations	980	1,482
	62,007	62,905
Capital lease obligations	866	519

Shareholders' equity:
Capital stock	390	390
Additional paid-in capital	263,996	263,732
Deficit	(238,596)	(234,718)
	25,790	29,404
	$ 88,663	$ 92,828

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Annual Report on Form 10-K.

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)		Note 1		Note 1
Cash provided by (used in):	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Operations:
Net loss	$ (2,393)	$ (7,787)	$ (3,878)	$ (12,463)
Items not involving cash:
Depreciation	1,037	1,065	3,997	3,883
Unrealized (gain) loss on derivative financial instrument	1,958	(181)	1,822	1,107
Gain (loss) on sale of property, plant and equipment	28	--	51	(101)
Deferred income taxes	1,053	3,697	1,085	3,681
Amortization of deferred financing fees	8	103	385	389
Stock-based compensation	96	108	264	248
Contingent consideration	--	274	--	274
Change in non-cash operating working capital:
Accounts receivable	(2,680)	8,826	(203)	5,480
Inventories	5,651	12,240	5,186	18,030
Prepaid expenses	(1,070)	(561)	(503)	251
Income taxes payable	130	237	(213)	94
Accounts payable	(821)	(9,307)	(3,818)	(15,124)
Accrued liabilities	690	(753)	677	(2,315)
	3,687	7,961	4,852	3,434
Financing:
Increase (decrease) in revolving debt	(377)	(5,249)	1,148	7,326
Repayment of long-term debt	--	(1,157)	--	(4,631)
Principal payment of capital lease obligations	(284)	(469)	(1,858)	(2,236)
Proceeds from sales leaseback	--	--	--	988
Payment of contingent consideration	--	(261)	--	(1,059)
Proceeds from issuance of common stock	--	50	--	61
Debt issuance and deferred financing fees	--	--	(200)	(100)
	(661)	(7,086)	(910)	349
Investing:
Purchase of property, plant and equipment	(427)	(106)	(1,828)	(3,097)
Proceeds from sale of property, plant and equipment	8	--	38	406
	(419)	(106)	(1,790)	(2,691)
Increase in cash	2,607	769	2,152	1,092
Cash, beginning of period	2,840	2,526	3,295	2,203
Cash, end of the period	$ 5,447	$ 3,295	$ 5,447	$ 3,295

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Annual Report on Form 10-K.

Supplementary Information:

Reconciliation of Adjusted EBITDA		Note 1		Note 1

	Three months ended		Twelve months ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net earnings (loss)	$ (2,393)	$ (7,787)	$ (3,878)	$ (12,463)
Add:
Interest	356	463	1,693	1,724
Unrealized (gain)/loss on derivative instrument	1,958	(181)	1,822	1,107
Income tax expense	1,216	3,773	1,822	4,568
Depreciation	1,037	1,065	3,997	3,883
Restructuring charges	--	546	1,366	1,989
Adjusted EBITDA	2,174	(2,121)	6,822	808

Note 1: Revised from amounts previously filed to adjust for prior period errors. More information is included in our Annual Report on Form 10-K.
CONTACT: Investor Relations Information:
         Blair McInnis
         Corporate Controller
         Telephone: (905) 413.1222
         Email: blair.mcinnis@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com